UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 7, 2026

MARQETA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40465	27-4306690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
180 Grand Avenue, 6th Floor
Oakland, California 94612
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (510) 671-5437
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MQ	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On January 7, 2026, Marqeta, Inc. (the “Company”) announced the appointment of Patti Kangwankij as Chief Financial Officer, effective February 9, 2026. In this role, Ms. Kangwankij will lead the finance organization and assume the duties of the Company’s principal financial officer. At that time, Mr. Milotich, the Company’s current Chief Executive Officer and Chief Financial Officer, will cease serving in the Chief Financial Officer role and will no longer serve as the Company’s principal financial officer. Mr. Milotich will continue to serve as the Chief Executive Officer and as a member of the board of directors.

Ms. Kangwankij, age 42, will join Marqeta from Roofstock, where she has served as Chief Financial Officer since January 2025, leading the company’s financial strategy and overseeing strategic planning to drive growth and innovation. Prior to joining Roofstock, she played a pivotal role at Stripe, where she was instrumental in scaling the finance and strategy function during a period of rapid expansion from 2018 to 2023. Ms. Kangwankij began her career at JPMorgan Chase, from 2004 to 2018, including roles such as Managing Director and CFO for the Partner Credit Card business and the Chase Merchant Services (formerly Paymentech), as well as supporting companies as an investment banker in the technology, financial services, healthcare, and real estate industries. Ms. Kangwankij holds a Masters of Business Administration from Columbia Business School and a Bachelor of Science in Finance and Accounting from The Wharton School.

There are no family relationships between Ms. Kangwankij and any executive officer or director of the Company, there are no understandings or arrangements between Ms. Kangwankij and any other person pursuant to which Ms. Kangwankij was appointed as Chief Financial Officer and Ms. Kangwankij has no transactions reportable under Item 404(a) of Regulation S-K.

Ms. Kangwankij initial annual base salary as Chief Financial Officer will be $475,000 and she will be eligible for an annual incentive bonus of 75% of her annual base salary, which currently would be governed by the Company’s existing Executive Bonus Plan. Ms. Kangwankij will be granted a one-time discretionary sign-on bonus of $250,000 contingent on remaining employed by the Company for at least one year. She will be granted Restricted Stock Units (“RSUs”) having an approximate value of $5,950,000 that will vest over approximately three years as follows, provided she remains in continuous service through the applicable vesting date: (i) with respect to the first 1/3 of the RSUs on the first quarterly “vesting date” occurring after the one-year anniversary of the vesting commencement date and (ii) with respect to an additional 1/12th of the RSUs on each quarterly vesting date thereafter. She will be granted Performance Stock Units (“PSUs”) with an estimated value of $2,550,000 (“PSU Value”), where the PSU Value shall be converted into a number of PSUs by dividing the PSU Value by the average closing market price of one share of the Company’s Class A common stock for the twenty (20) consecutive trading day period ending on the last trading day prior to the Grant Date, rounded down to the nearest whole share. PSU grants are typically granted for the executive team in the 1st quarter of each year. The performance-based vesting terms that apply to the PSUs will be the same goals and targets that apply to each executive team member. The provisions of Ms. Kangwankij’s RSUs and PSUs will otherwise be subject to the provisions of the Company’s standard forms and the Company’s 2021 Stock Option and Incentive Plan. Ms. Kangwankij will be eligible for severance and change in control benefits under the Company’s Executive Severance Plan.

The foregoing description of the offer letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, a copy of which will be included as an exhibit to the Company’s future SEC filings.

A copy of the press release regarding this announcement is attached to this Form 8-K as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description
99.1	Press Release issued by Marqeta, Inc., dated January 7, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARQETA, INC.
Date: January 7, 2026	/s/ Michael (Mike) Milotich
Michael (Mike) Milotich
Chief Executive Officer and Chief Financial Officer